INDEPENDENT AUDITORS' CONSENT




We consent to the use in the Registration Statement of Cimbix Corporation on Form S-8 relating to the registration of 2,240,000 common shares, which may be issued pursuant to the 2005 Consulting Services Plan of Cimbix Corporation, of our Auditors' Report, dated February 1, 2005, on the consolidated balance sheets of Cimbix Corporation and the consolidated statements of operations, cash flows and stockholders? equity for the years ended September 30, 2004 and 2003, and for the period from March 14, 2001 (date of inception) to September 30, 2004.




Vancouver, Canada	/s/ Morgan & Company

March 8, 2005	        Chartered Accountants